Exhibit 16.1

February 13, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Tellurian Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 13, 2017 of Tellurian Inc. and are in agreement with all statements made pertaining to EKS&H LLLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EKS&H LLLP